Exhibit 99.1

NEWS RELEASE	#17-12

CARBO® Announces Third Quarter 2017 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (October 26, 2017) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the third quarter of 2017.

•	Revenue for the third quarter of 2017 of $50.2 million, an increase of 148% year-over-year and 15% sequentially.
•	Year-to-date 2017 revenue up 74% compared to the same period in 2016.
•	Cash levels increased sequentially from $50.6 million to $77.9 million.
•	Continued to improve net cash used in operating activities throughout 2017, $19.1 million, $15.8 million and $5.2 million in Q1’17, Q2’17 and Q3’17, respectively.
•

Ceramic technology product sales in both our oilfield and industrial businesses continue to experience solid growth. Continued progress in reducing structural costs; lowered distribution costs approximately $9 million on an annualized basis in 2017.

•

Proactively sold slow moving base ceramic products that are no longer inventoried, which benefited cash generation and will lower future distribution center costs.  These sales negatively impacted EBITDA during the quarter due to incentivized pricing.

•	Expecting sequential increase in both revenue and operating cash flow for the fourth quarter of 2017.

The Company reported revenues of $50.2 million for the quarter ended September 30, 2017 compared to revenue of $20.2 million in the same period of 2016.  Third quarter operating loss of $51.4 million compares to an operating loss of $30.5 million last year.  The operating loss includes a $26.7 million loss on the sale of our Russian proppant business and $10.9 million of costs primarily associated with slowing and idling production, of which 73% is non-cash.

CEO Gary Kolstad commented, “We are pleased with the progress made on our transformation strategy to grow and diversify our revenue streams coming out of the oil and gas industry downturn.  The 148% year-on-year increase in quarterly revenue was driven by double to triple digit revenue increases in each of our businesses.

“Revenues grew sequentially by 15% primarily driven by sales of our ceramic technology products and sand, partially offset by a decline in our environmental service business which was impacted by the hurricanes and associated weather during the quarter.

“Ceramic technology revenue was stronger sequentially due to increased KRYTPOSPHERE®, SCALEGUARD® and NRT® sales, and sand sales volumes set a quarterly record of 617 million pounds.

“Industrial ceramic product sales continue to leverage our ‘Are You Ready?’ marketing campaign, which asks businesses if they are ready to meet the new OSHA silica Permissable Exposure Limits (PEL) requirements going into effect in 2018.  Not only does our ceramic media produce higher quality castings and reduce operating costs, but it also ensures the workplace environment is safer for our clients’ employees by eliminating risks associated with silica dust.  In addition, we successfully launched a new CARBOGRIND™ product used in grinding mills for the mining industry, which when client-tested performed significantly better than established industry products.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Third Quarter 2017 Earnings Release

October 26,2017

“Mineral processing revenues are trending in the right direction, and we are pleased with the quarterly growth throughout the year.  During the quarter, we produced several products for non-oilfield clients.  In addition, discussions continued with a number of companies to define what other products our plants can produce for industries outside of the oilfield.  Although this revenue is a nominal contributor today, growing our mineral processing opportunities is important to getting our idled plant capacity back to work and producing cash.

“We continued to see improvement in our net cash used in operating activities which declined from $15.8 million in the second quarter of 2017 to $5.2 million in the third quarter of 2017.  This is a result of the high revenue growth, as well as a continued focus across the organization to reduce structural costs, such as distribution, where in 2017 we have removed approximately $9 million of costs on an annualized basis.  In addition, during the quarter we took steps to reduce certain slow-moving base ceramic inventories through price incentives, which released cash from working capital.

“During the quarter, we closed on the sale of our Russia proppant business.  The sale strengthens our liquidity position, de-risks our company portfolio and allows us to continue to execute on our transformation strategy to return the company to profitability,” Mr. Kolstad said.

Third Quarter 2017 Results

Revenues for the third quarter of 2017 increased 148%, or $30.0 million, compared to the same period of 2016.  The increase was primarily attributable to increases in frac sand sales, ceramic technology product sales, and environmental product sales.

Operating loss for the third quarter of 2017 increased to $51.4 million as compared to $30.5 million in the same period of 2016, primarily due to a $26.7 million loss on the sale of our Russian proppant business.  The recorded loss was primarily due to a $33.3 million foreign currency cumulative translation loss that was reclassified from the balance sheet to the income statement.  The increase to operating loss was offset by increased sales combined with a reduction in certain fixed structural costs, and a decrease in slowing and idling expenses.

During the quarter, we identified indicators of impairment related to our Millen, Georgia manufacturing facility.  We expect this impairment will range between $85 million to $125 million.  This non-cash impairment will be finalized and included as a component of operating loss within the Loss on disposal or impairment of assets line item on our Consolidated Statements of Operations in the third quarter 10-Q.

Technology and Business Highlights

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Another Gulf of Mexico operator has converted their completions to KRYPTOSPHERE® technology.  This operator utilized the Low Density (LD) version of KRYPTOSPHERE in several frac-pack applications for their deepwater Miocene development.  KRYPTOSPHERE LD provides higher conductivity than conventional low and intermediate density ceramic proppant and is comparable to standard bauxite-based ceramic.  Other benefits include a proppant which is much lighter than bauxite-based proppants, making it easier to place and significantly less erosive on frac pumps and downhole tools.

•

In the Permian 2nd Bone Springs formation, STRATAGEN® performed a benchmarking and completion/frac design for an upcoming well.  From STRATAGEN’s evaluations, the completion design was modified to include a “tail-in” with CARBO ceramic proppant.  STRATAGEN field services were utilized during completion and frac operations to ensure proper design execution.  After six months of production, this well has proven to be the best producer in the area, it is still flowing over 800 BOPD and has outperformed the direct offset “100 mesh sand completion” wells by over 37,000 barrels of oil.

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The first application of CARBOAIR® in a gravel pack was accomplished by a super major Exploration and Production company in an international offshore completion.  The objective of using CARBOAIR was to enhance

CARBO Ceramics Third Quarter 2017 Earnings Release

October 26,2017

gravel placement in order to achieve a more complete annular pack, a critical component to the productivity of this high rate gas producer well.  CARBOAIR is an ultra-low density ceramic proppant, making it much easier to place in a gravel pack application and providing improved coverage when compared to standard proppant (gravel).

•

A super major E&P company operating in the Caspian Sea pumped CARBONRT® in an open hole gravel pack completion. The high quality, non-radioactive, traceable ceramic proppant was selected to replace natural sand to enhance well productivity and enable the quantitative evaluation of the gravel pack annular fill. The evaluation showed a successful gravel pack.

•

SCALEGUARD®, a proppant-delivered scale-inhibiting technology, continues to build upon its success with another consecutive quarter of robust activity.  The number of new clients grew in the third quarter with the Rockies and West Texas regions being particularly active areas.  A single scale inhibition treatment with SCALEGUARD can prevent production losses during the life of the well and dramatically reduce lease operating expenses.

•

CARBOBOND® LITE®, high-performance resin-coated low density ceramic proppant, was successfully used on a Brazoria County completion in the Texas Gulf Coast.  The operator anticipated high downhole closure stress and a need for near-wellbore formation stabilization associated with the high pressure and the unconsolidated nature of the formation.  Offset wells in similar zones have produced sand into the well bore as well as collapsed casing after multiple cleanouts.  The initial production results have exceeded expectations with more completions using CARBOBOND LITE being planned.

•

CARBO Industrial Technologies continues to gain new clients in the ceramic grinding business.  During the quarter, CARBO successfully launched its new line of CARBOGRIND products.  A large multinational mining company completed a series of performance tests with one of the new CARBOGRIND ceramic grinding media products against established industry brands.  The CARBOGRIND product performed significantly better than competing products, with more than a 50% reduction in product wear rates.  According to the client, the CARBOGRIND new product series greatly improved milling performance that will translate into sizable annual savings in grinding media volumes, reduced environmental footprint and less shipping and handling costs.

•

ASSETGUARD™, our environmental business, continues to grow its industrial sales.  During the quarter, GROUNDGUARD®, a proprietary polyurea liner, was used to outfit 20 modular offices for a large industrial client to provide a durable floor that can withstand the client’s harsh environment.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We are expecting a sequential increase in both revenue and operating cash flow for the fourth quarter of 2017.  Opportunities within our oilfield business for the fourth quarter of 2017 are tracking positively.  Both our ceramic technology and base ceramic volumes are expected to increase sequentially based on our visibility today.  Further, we continue to believe that the negative returns throughout the base ceramic industry should lead to increased industry pricing moving forward.

“Through existing business relationships, we are pursuing multiple projects resulting in increases to our annual sand capacity utilizing ‘asset-lite’ business models.  One of these projects should start first production toward the end of the fourth quarter of 2017.  To meet our client demand, we expect to ramp up to an annual sand capacity of 600,000 tons by the end of the first quarter of 2018.  Providing a complete suite of proppant products remains an important factor that differentiates us from our competitors.

“STRATAGEN, our oilfield consulting business, has seen significant growth this year.  We expect continued growth in this business, given the value that our experienced technical people provide E&P operators in the design, execution, and optimization of their well completions.

CARBO Ceramics Third Quarter 2017 Earnings Release

October 26,2017

“Our industrial products should have a solid fourth quarter. The stricter OSHA silica PEL requirements should provide a tailwind for ceramic media sales as the regulations take effect in June of 2018.  In addition, the new CARBOGRIND products we have introduced are seeing client adoption.

“Our strategy to increase plant utilization through mineral processing opportunities is progressing well.  Recent plant trials have proved successful this year, and we expect this to play an important role by increasing revenue through the long-term utilization at our manufacturing plants. “ASSETGUARD, our environmental business, should bounce back after the weather issues experienced during the third quarter of 2017.  We also expect to continue to grow our industrial revenue as we branch outside the oilfield.

“We continue to target positive EBITDA in 2018 and are excited about the direction we are headed, the positive trends we are seeing, and the opportunity set we have before us.  Execution of our transformation strategy should allow us to grow revenues, return the company to profitability, and generate cash,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s third quarter 2017 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10112466

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through November 2nd, 2017 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10112466.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.

CARBO Oilfield Technologies - is a global leader that provides engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.  Oilfield Technologies is the world’s largest producer of high quality ceramic proppant, provides one of the industry’s most widely used fracture simulation software, has proprietary technology that provides fracture diagnostics and production assurance, and offers consulting services for fracture design and completion optimization.  The Company also provides a range of technology solutions for spill prevention and containment.

Its products and services are sold to operators of oil and natural gas wells and to oilfield service companies for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Industrial Technologies - is a leading provider of high-performance industrial ceramic media products that are engineered to increase process efficiency, improve end-product quality and reduce operating costs.

Its products and services are primarily sold to industrial companies that work in manufacturing and mineral processing.

CARBO Ceramics Third Quarter 2017 Earnings Release

October 26,2017

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics Third Quarter 2017 Earnings Release

October 26,2017

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In thousands except per share)		(In thousands except per share)
Revenues	$50,173	$20,241	$128,415	$73,993
Cost of sales (see Cost of Sales Detail table below)	64,696	41,106	175,829	138,512
Gross loss	(14,523)	(20,865)	(47,414)	(64,519)
SG&A expenses	10,135	9,640	31,196	31,148
(Gain) loss on disposal or impairment of assets **	(21)	(15)	(21)	910
Loss on sale of Russian proppant business	26,728	—	26,728	—
Operating loss **	(51,365)	(30,490)	(105,317)	(96,577)
Other expense, net	(1,657)	(1,390)	(5,182)	(3,726)
Loss before income taxes **	(53,022)	(31,880)	(110,499)	(100,303)
Income tax benefit	(316)	(11,930)	(527)	(35,373)
Net loss **	$(52,706)	$(19,950)	$(109,972)	$(64,930)
Loss per share: **
Basic	$(1.97)	$(0.81)	$(4.13)	$(2.75)
Diluted	$(1.97)	$(0.81)	$(4.13)	$(2.75)
Average shares outstanding:
Basic	26,691	24,770	26,655	23,651
Diluted	26,691	24,770	26,655	23,651
Depreciation and amortization	$11,704	$12,051	$35,805	$36,499

Cost of Sales Detail	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2017	2016	2017	2016
Primary cost of sales	$54,091	$27,636	$142,011	$96,246
Slowing and idling production	10,890	12,845	32,899	36,067
(Gain) loss on derivative instruments	(285)	510	916	(87)
Other charges	—	115	3	6,286
Total Cost of Sales	$64,696	$41,106	$175,829	$138,512

Product Sales Volumes (in million lbs)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Ceramic	106	68	285	259
Northern White Sand	617	46	1,483	162
Total	723	114	1,768	421

CARBO Ceramics Third Quarter 2017 Earnings Release

October 26,2017

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA **	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(52,706)	$(19,950)	$(109,972)	$(64,930)
Interest expense, net	1,915	1,440	5,630	3,859
Income tax benefit	(316)	(11,930)	(527)	(35,373)
Depreciation and amortization (1)	11,532	11,989	34,923	36,437
EBITDA	$(39,575)	$(18,451)	$(69,946)	$(60,007)
(Gain) loss on disposal or impairment of assets	(21)	(15)	(21)	910
Loss on sale of Russian proppant business	26,728	—	26,728	—
Other charges	—	115	3	6,525
(Gain) loss on derivative instruments	(285)	510	916	(87)
Adjusted EBITDA	$(13,153)	$(17,841)	$(42,320)	$(52,659)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry and the sale of our Russian proppant business.

(1)

Depreciation and amortization for the three and nine months ended September 30, 2017 excludes $172 and $882, respectively, of amortization of debt issuance costs and debt discount, which is included in interest expense, net, above.

CARBO Ceramics Third Quarter 2017 Earnings Release

October 26,2017

Balance Sheet Information **

	September 30,	December 31,
	2017	2016
	(in thousands)
Assets
Cash and cash equivalents	$67,663	$91,680
Restricted cash (current)	5,696	—
Other current assets	124,459	125,543
Restricted cash (long-term)	4,520	—
Property, plant and equipment, net **	458,776	494,103
Goodwill	3,500	3,500
Intangible and other assets, net	9,633	8,631
Total assets **	$674,247	$723,457
Liabilities and Shareholders’ Equity
Long-term debt, current	$—	$13,000
Derivative instruments (current)	2,369	1,599
Other current liabilities	32,087	20,205
Deferred income taxes	990	1,236
Long-term debt and related parties notes payable, net	86,523	67,404
Other long-term liabilities	4,243	3,443
Shareholders’ equity **	548,035	616,570
Total liabilities and shareholders’ equity **	$674,247	$723,457

** Excludes a non-cash impairment ranging from $85 million to $125 million (to be finalized on third quarter 10-Q)

Contact:
Mark Thomas, Director, Investor Relations

(281) 921-6458